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                                  Exhibit 10.9

                              CONSULTING AGREEMENT

      THIS AGREEMENT (this "Agreement"), made this 20th day of December, 1999, by and between JAMES E. HICKS ("Hicks"), a person of the full age of majority and resident of the State of North Carolina, and AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC. (the "Company"), a Nevada corporation.

      WHEREAS, Hicks has certain expertise in financial and capital investment matters which will be beneficial to the Company in the conduct of its business;

      WHEREAS, the Company desires to retain Hicks as a consultant and advisor to the Company in connection with certain financial and capital investment matters of the Company and Hicks desires to be so retained and to enter into such an agreement with the Company.

      NOW, THEREFORE, in consideration of the covenants and agreements herein contained and the consideration to be paid hereunder, and for other valuable consideration, the parties agree as follows:

      1. Recitals are True. The above recitals are true and correct and incorporated herein.

      2. Consulting Services. The Company agrees to retain Hicks and Hicks agrees to be retained by the company to actively identify and solicit potential investors for the Company, to help position the Company optimally for an investment transaction, to assist in closing of any such investment transaction, and identify, solicit and cultivate synergistic and strategic relationships for the Company on an as-needed basis from and after the date hereof until terminated in accordance with the provisions of Section 6 hereinbelow.

      3. Devotion of Time to Consulting Services. Hicks shall devote such time to rendering consulting and advising services as is reasonably requested from time-to time by the Company. The services to be rendered by Hicks to the Company hereunder may be rendered in person or by letter, telephone or other means of communication as shall be appropriate under the circumstances. Hicks shall not be required to observe any fixed schedule of attendance at the principal place of business of the Company or any other person or entity for the rendition of such services; provided, however, that Hicks shall commit sufficient time to the business of the Company to generate gross investments in the Company as follows:

            (a)   $500,000.00 by January 31, 2000;

            (b)   an additional $1,000,000.00 by February 29, 2000;

            (c)   an additional $1,500,000.00 by March 31, 2000;

            (d)   an additional $1,500,000.00 by April 30, 2000; and

            (e)   an additional $1,500,000.00 by May 15, 2000.
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      4. Consideration for Consulting Services. As consideration for Hicks services hereunder during the term of this Agreement, the Company shall pay Hicks and Hicks shall accept from the Company the following:

            (a) A sum equal to five percent (5%) of the gross investment proceeds received by the Company (i) from investor(s) introduced to the Company by Hicks or (ii) in a transaction with respect to which Hicks' efforts were instrumental in negotiating and closing on behalf of the Company. In addition, at the option of Hicks, Hicks may give notice to the Company that it is his good faith belief that the offering price per share of the common stock can be increased over and above the initial offering price of $1.00 per share, for each $0.01 per share increase in the actual selling price of the common stock, the commission payable to Hicks pursuant to this
                  Section 4(a) shall be increased by one (1) basis point up to a maximum of 10% (e.g., if the original offering price is $1.00 per share at a selling price of $2.00 per share, the commission would be increased to 6% of the gross investment proceeds received by the Company). Such sum shall be due and payable by the Company within five (5) business days of confirmation that the proceeds or consideration from such investment transaction have been received by the Company; and

            (b) Subject to the adjustment provisions set forth hereinbelow, up to 630,343 shares of restricted common stock, prorated according to the ratio of 315,172 shares of common stock for each $3,000,000 of gross investment proceeds received by the Company as a result of Hicks' efforts, for a maximum investment of $6,000,000.00 (e.g., if the Company receives $1,000,000.00 in gross investment proceeds, the Company will issue Hicks 105,057 shares); and

            (c) Subject to the adjustment provisions set forth hereinbelow, warrants to purchase up to 252, 137 shares of restricted common stock prorated according to the ratio of a warrant to purchase 126,067 shares of common stock for each $3,000,000 of gross investment proceeds received by the Company as a result of Hicks' efforts, for a maximum investment of $6,000,000.00 (e.g., if the Company receives $1,000,000.00 in gross investment proceeds, the Company will grant to Hicks a warrant to purchase 42,023 shares). The exercise price of such warrants shall be $2.00 per share, which upon exercise, payment for the shares of common stock underlying the warrants may be made through "cashless exercise", as defined hereinbelow, and the warrants may be exercised at any time from and after the date of receipt by Hicks for up to five (5) years form such date.

      In the event that the contemplated divestiture transaction with Prestige Travel is not consummated by June 30, 2000, the maximum number of shares available to be earned by Hicks pursuant to Section 4(b) hereinabove shall be 700,344 and the warrants to purchase shares of common stock pursuant to Section 4(c) hereinabove shall be for a maximum of 280,137 shares.


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If the divestiture of Prestige Travel is not consummated prior to June 30, 2000, any additional shares or warrants to purchase shares owed to Hicks shall be transferred to Hicks by the Company on July 1, 2000.

      The term "cashless exercise" means in lieu of any cash payment required hereunder for the exercise of the warrants, Hicks shall have the rights to exercise the warrant in whole or in part by surrendering the warrant in exchange for the number of shares of the Company's Common stock equal to (x) the number of shares as to which the warrant is being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as defined below) of the common stock less than the aggregate exercise price of the warrant being exercised and the denominator of which is the Market Price. The term "Market Price" means the average of the closing sale price per share of the common stock on the principal stock exchange or market on which the common stock is then quoted or traded on each of the ten (10) consecutive trading days preceding the date on which written notice of election to exercise the warrants has been given to the company. If hicks opts for a cashless exercise of the warrant, no other consideration shall be paid to the Company, other than surrendering the warrant itself, nor will there be paid any to the commission or other remuneration to any other person or entity by Hicks.

      5. Status as Independent Contractor. The parties agree that Hicks' relationship with the Company will be that of independent contractor, and nothing in this Agreement shall be deemed to create an employer - employee relationship between the parties. As such, Hicks will not be entitled to any compensation other than agreed upon herein.

      6. Term of Agreement. The effective date of this Agreement shall be the date hereof, and it shall remain effective and continue in force and effect until terminated in accordance herewith; this Agreement may be terminated by either party upon ten (10) business days prior written notice to the other party. Termination of this Agreement pursuant to this Section 6 shall in no way terminate the obligation of the Company to pay to Hicks any amounts accrued under Section 4 hereof prior to termination. In the event that Hicks shall fail to meet the specified gross investment goals set forth in Section 3 hereof, this Agreement shall be immediately terminable at the option of the Company without advanced notice to Hicks.

      7. Obligations of the Company. During the term of this Agreement, the President, Vice President, or another high level executive of the Company familiar with the business plan of the Company shall be reasonably accessible to Hicks for the purpose of presenting and explaining the business plan and opportunities of the Company to potential investor contacts of Hicks and providing other reasonably necessary assistance as requested by Hicks.

      8. Compliance with Laws. Hicks shall at all times during this Agreement be in material compliance with all federal and state laws, including, but not limited to, all provisions of the Securities Act of 1933, as amended (the "Securities Act") , the Securities Exchange Act of 1934, as amended, and in the Investment Advisors Act of 1940 , as amended. Hicks specifically agrees not to make any general solicitations or public advertisements in connection with any offers to sell or sales of the securities of the Company since the offering is being made without registration of the common stock under the Securities Act in reliance on an exemption for transactions by an issuer not involving a public offering and since the common stock is being sold without any investor being furnished a prospectus setting forth all of the information that


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would be required to be furnished under the Securities Act and since the purchasers are required to be "accredited investors" as defined in Rule 501 of Regulation D under the Securities Act.

      9. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision.

      10. Notices. Any and all notices, demands, requests, designations, consents, offers, acceptances or any other communications that may be or are required to be given, served or sent by any party to another party pursuant to this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid, or transmitted by hand delivery (against a signed receipt) or by facsimile with confirmation of receipt addressed as follows: (a) if to Hicks at 3713 Eastover Hills Court, Charlotte, North Carolina 28211; (b) if to the Company at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701 FAX: (727) 896-1403 with a copy to John Nossiff, Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, MA 02111 (FAX: (617) 856-8201 or to such other address which may be designated by either the Company or Hicks.

      11. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, other than modification by a Court of law in accordance with Section 9 hereof.

      12. Applicable Law and Binding Effect. This Agreement shall be construed and regulated under and by the laws of the State of Nevada and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

      13. Equitable Remedies. Each party hereto acknowledges that a refusal without just cause by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other party, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that so refused or failed to consummate the transactions contemplated hereby. In any action to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable attorneys' fees, all costs and expenses from the party who refused or failed to perform this Agreement.

      14. Waiver, Amendment. Neither this Agreement nor any provisions of this Agreement shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.


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      15. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason of this Agreement shall be assignable by the Company or Hicks without the prior written consent of the undersigned.

      16. Expenses. The Company and Hicks shall pay their own respective expenses incurred in connection with this Agreement and the transactions contemplated hereby. In any action to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees, from the party who refused or failed to perform this Agreement.

      17. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      18. Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

      19. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective successors and permitted assigns.

      20. Survival. All representations contained in this Agreement shall survive the closing of the issuance and sale of the shares of common stock.

      IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed the day and year first above written.

                                     AFFINITY INTERNATIONAL
                                     TRAVEL SYSTEMS, INC.,
                                     a Nevada corporation


                                     By: /s/ D.G. Brandano
                                         --------------------------------
                                         DANIEL G. BRANDANO
                                         President


                                         /s/ James E. Hicks
                                         --------------------------------
                                         JAMES E. HICKS


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